VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS

Net revenues from continuing operations totaled $152.6 million for the fourth quarter and $509.0 million for the fiscal year

Income from continuing operations totaled $17.3 million, or $0.43 per diluted share, for the quarter, and $40.8 million, or $1.00 per diluted share, for the fiscal year

Company ends fiscal year with strong cash position of $112.3 million and year-over-year inventories down 28.1%

FORT WAYNE, Ind., March 11, 2015 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended January 31, 2015 (“fiscal 2015”).

Summary of Financial Performance

Net revenues from continuing operations totaled $152.6 million for the current year fourth quarter ended January 31, 2015, compared to $156.4 million in the prior year fourth quarter ended February 1, 2014.

For the current year fourth quarter, the Company recorded net income from continuing operations of $17.3 million, or $0.43 per diluted share. Those results included a net after-tax benefit of $0.2 million comprised of:

•	$1.9 million of charges related to the planned closing of its Indiana manufacturing facility, primarily related to raw materials inventory write downs;

•	a $0.9 million benefit for gift card “breakage” (gift cards that consumers have failed to redeem); and

•	a $1.2 million income tax benefit related to the Company exiting its direct business in Japan.

In the prior year fourth quarter ended February 1, 2014, income from continuing operations totaled $19.9 million, or $0.49 per diluted share. These results included an after-tax inventory write-down of $3.0 million, or $0.07 per share.

Net revenues from continuing operations totaled $509.0 million for fiscal 2015, compared to $530.9 million for the fiscal year ended February 1, 2014 (“fiscal 2014”). Net income from continuing operations totaled $40.8 million, or $1.00 per diluted share, for fiscal 2015. Those results included the aforementioned net after-tax benefit of $0.2 million. Net income from continuing operations totaled $60.1 million, or $1.48 per diluted share, for fiscal 2014, which included the aforementioned inventory write-down.

Comments on Fiscal 2015 Accomplishments

Robert Wallstrom, Chief Executive Officer, noted, “Even though our fourth quarter revenues were challenging and fell below our expectations, we were able to deliver earnings per share within our guidance.”

“Fiscal 2015 was certainly a year of transition for Vera Bradley,” Wallstrom commented. “We made substantial progress against our long-term strategic plan. Specifically:

•	We enhanced the organization with the addition of several key executives;

•	We strengthened the balance sheet through inventory management and ended the year with a very solid cash position;

•
We innovated and began to modernize and elevate our product assortment; better focused our assortments by reducing the number of pattern launches and eliminating underperforming SKUs; made a bigger impact in the big volume drivers and classifications by ‘majoring in the majors’ of bags, backpacks, travel, and accessories; began exploring brand extensions; and worked to make our supply chain more efficient;

•
Related to distribution, we opened 13 full-line stores and 14 factory outlet stores, started work on our new prototype full-line store design, began the transition of our outlet stores to factory outlet stores, implemented our LOCATE system, made key enhancements to verabradley.com, expanded our department store relationships, worked to stabilize the specialty gift channel, and transitioned to a wholesale business model in Japan.

•	We began to develop our marketing initiatives with the launch of our first national ad campaign focused on leather and faux leather and our ‘Brightest Gifts Ever!’ digital and print holiday campaign.”

Looking Ahead

Wallstrom noted, “While we have made progress on our key initiatives, the overall business trends remain difficult. By this time, we had expected to regain momentum in the business, but that has not happened. Our core customers are continuing to buy our products. However, our primary issue is that we have not attracted enough new customers to the brand, and therefore, both traffic and sales remain extremely challenging.

“We remain committed to our long-term strategic plan. In fact, based on the challenges we are facing in traffic and sales trends, we are more convinced than ever that our strategies to innovate and modernize our products, distribution, and marketing are the right ones for the future.”

Wallstrom continued, “In fiscal 2016, we are focusing on attracting new customers to the brand. Specifically:

•
We will continue to increase the relevance of our product by investing more in products and categories that are working such as leather, solid microfiber, and our smaller coordinating prints, and driving innovation and newness through new fabrications and styles.

•	We will continue to prudently grow our distribution, including adding select new full-line and factory outlet stores and expanding our department store partnerships.

•
We will move much more aggressively on our marketing efforts. We will allocate more dollars and resources to create and successfully implement a comprehensive, multi-faceted marketing campaign to drive brand and product awareness and target new customers.”

“As always, we expect to carefully manage our expenses but intend to redeploy any savings realized into areas such as marketing and e-commerce that will strengthen and grow the business for the long-term,” Wallstrom added. Management expects that the closure of its domestic manufacturing facility will reduce operating costs by approximately $12.0 million annually beginning in the fourth quarter of fiscal 2016.

Wallstrom concluded, “We continue to believe that we can reach $1 billion in sales and a high-teen operating margin in the future but that it will take longer to achieve these goals than the five years we originally projected.”

Discontinued Operations

In June 2014, the Company entered into a five-year agreement with Mitsubishi Corporation Fashion Company and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct business in Japan during the third quarter of fiscal 2015 and is accounting for it as a discontinued operation. Income statement numbers referenced in this release reflect the Company’s continuing operations.

Fourth Quarter Details

Current year fourth quarter net revenues of $152.6 million fell below the Company’s guidance of $158 million to $163 million. Prior year fourth quarter revenues totaled $156.4 million.

Current year fourth quarter Direct segment revenues totaled $107.7 million, a 0.1% increase from $107.6 million in the prior year fourth quarter. In the Company’s stores, fourth quarter year-over-year net revenues grew 6.6%, reflecting the opening of 13 full-line and 14 factory outlet stores during the past 12 months. Comparable sales (including e-commerce) decreased 14.4% for the quarter (reflecting a 20.7% decline in comparable store sales and a 7.3% decrease in e-commerce sales). As expected, fourth quarter comparable store sales were negatively impacted by year-over-year declines in store traffic.

Indirect segment revenues decreased 8.0% to $44.9 million from $48.9 million in the prior year fourth quarter, primarily due to lower re-orders from the Company’s specialty retail accounts as well as a reduction in the number of specialty retail accounts.

Gross profit for the quarter totaled $80.0 million, or 52.4% of net revenues, compared to $82.6 million, or 52.8% of net revenues, in the prior year fourth quarter. The current year gross margin rate was negatively impacted by approximately 160 basis points related to charges associated with the planned closing of its domestic manufacturing facility, partially offset by the benefit for gift card breakage. Excluding these items, the realized gross margin rate would have been consistent with guidance of 53.5% to 54.5%. The prior year fourth quarter gross margin rate was negatively impacted by about 300 basis points due to the aforementioned fabric and baby category inventory write-down. Excluding the current year charges and the prior year write-down, the year-over-year gross margin rate declined, primarily due to increased promotional activity.

SG&A expense totaled $54.7 million, or 35.8% of net revenues, in the current year fourth quarter, compared to $52.5 million, or 33.6% of net revenues, in the prior year fourth quarter. As expected, SG&A dollars increased over the prior year primarily due to strategic investments including new store expenses, key management additions, marketing, and e-commerce initiatives. The realized SG&A expense rate was in line with the Company’s guidance of 35.5% to 36.5%.

Operating income totaled $25.9 million, or 17.0% of net revenues, in the current year fourth quarter, compared to $31.3 million, or 20.0% of net revenues, in the prior year fourth quarter. By segment, Direct operating income was $29.4 million, or 27.3% of sales, consistent with the prior year, and Indirect operating income was $15.6 million, or 34.8% of sales, compared to $18.6 million, or 38.1% of sales, in the prior year.

The effective tax rate was 32.9% for the quarter compared to 36.1% in the prior year fourth quarter. The current year effective tax rate was positively impacted by approximately 500 basis points due to the previously mentioned tax adjustment related to Japan. Excluding this tax adjustment, the year-over-year increase in the effective rate was due primarily to an increase in non-deductible items for tax purposes along with a slight increase in the overall state tax rate.

Fiscal Year 2015 Details

Fiscal year 2015 net revenues totaled $509.0 million, compared to $530.9 million last year.

Direct segment revenues totaled $335.6 million for the year, a 4.5% increase over $321.1 million in the prior year. In the Company’s stores, current year-over-year net revenues grew 6.5%, reflecting the opening of 13 full-line and 14 factory outlet stores during the past 12 months, which was partially offset by a comparable store sales decline. Comparable sales (including e-commerce) fell 7.6% for the year (reflecting a 16.1% decline in comparable store sales and a 3.9% increase in e-commerce sales).

For the year, Indirect segment revenues decreased 17.4% to $173.4 million from $209.8 million in the prior year, primarily due to lower re-orders from the Company’s specialty retail accounts as well as a reduction in the number of specialty retail accounts.

Gross profit for the year totaled $269.0 million, or 52.9% of net revenues, compared to $292.2 million, or 55.0% of net revenues, in the comparable prior year period. The year-over-year decline in gross margin rate was primarily related to increased year-over-year promotional activity.

SG&A expense totaled $208.7million, or 41.0% of net revenues, in the current year, compared to $201.2 million, or 37.9% of net revenues, in the prior year. As expected, SG&A dollars increased over the prior year primarily due to strategic investments including new store expenses, key management additions, marketing, and e-commerce initiatives.

Operating income totaled $64.1 million, or 12.6% of net revenues, for the year, compared to $95.8 million, or 18.0% of net revenues, in the prior year. By segment, Direct operating income was $74.1 million, or 22.1% of sales, compared to $81.2 million, or 25.3% of sales, last year, and Indirect operating income was $66.2 million, or 38.2% of sales, compared to $84.1 million, or 40.1% of sales, in the prior year.

The effective tax rate was 35.9% for the year compared to 36.8% in the prior year.

Cash flow from operating activities for the year totaled $103.8 million, compared to $87.9 million for the same period last year. The improvement was driven primarily by improved inventory management.

Cash and cash equivalents as of January 31, 2015 totaled $112.3 million compared to $59.2 million at last fiscal year end. The Company had no debt outstanding at fiscal year end. Year-end inventory was $98.4 million, below guidance of $100 million to $110 million and compared to $136.9 million last year. Net capital spending for the year totaled $37.1 million, slightly below guidance of $40 million due to timing of certain expenditures related to the corporate campus consolidation.

During the fourth quarter, the Company repurchased approximately $9.4 million of common stock under its $40 million share repurchase plan (equating to approximately 452,000 shares at an average price of $20.83). This brings the year-to-date total repurchases to approximately $13.0 million (equating to approximately 621,000 shares at an average price of $20.87).

First Quarter and Fiscal Year 2016 Outlook

Guidance below is on a continuing operations basis and excludes estimated restructuring and other charges of $6.0 million to $7.0 million ($3.8 million to $4.5 million after tax) that will be recorded in the first quarter of fiscal 2016, related to the closing of the Company’s domestic manufacturing facility and other cost saving measures.

For the first quarter of fiscal 2016, the Company expects:

•	Net revenues of $103 million to $109 million compared to prior year first quarter revenues of $112.2 million.

•	A gross margin rate of 53.0% to 53.5% compared to 53.3% in the prior year first quarter.

•
SG&A as a percent of sales of 51.9% to 54.5% compared to 44.6% in the prior year first quarter. The increase is primarily related to incremental spending in marketing, incentive compensation, and e-commerce, on a lower sales base.

•
Diluted earnings per share from continuing operations of $0.00 to $0.03, based on diluted weighted-average shares outstanding of 39.9 million and an effective tax rate of 39.3%. Diluted earnings per share from continuing operations totaled $0.17 in the prior year first quarter.

•	Inventory of $100 million to $110 million at the end of the first quarter, compared to $126.6 million at the end of last year’s first quarter.

For fiscal 2016, the Company expects:

•	Net revenues of $510 million to $525 million compared to $509.0 million last year.

•	A gross margin rate of 55.7% to 56.2% compared to 52.9% last year.

•	SG&A as a percent of sales of 44.9% to 46.3% compared to 41.0% last year. The increase is primarily related to incremental spending in marketing, incentive compensation, and e-commerce.

•
Diluted earnings per share from continuing operations of $0.82 to $0.92, based on diluted weighted-average shares outstanding of 39.8 million and an effective tax rate of 38.2%. Diluted earnings per share from continuing operations totaled $1.00 last year.

•	Net capital spending of approximately $31.0 million.

Call Information

A conference call to discuss fiscal 2015 fourth quarter and year-end results is scheduled for today, Wednesday, March 11, 2015, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 946-0722, and enter the access code 1250315. A replay of the call will be available shortly after the conclusion of the call and remain available through March 25, 2015. To access the recording, listeners should dial (877) 870-5176, and enter the access code 1250315.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,700 specialty retail doors, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan and third-party inventory liquidation.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended November 1, 2014. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 31, 2015	February 1, 2014
Assets
Current assets:
Cash and cash equivalents	$112,292	$59,215
Accounts receivable, net	31,374	29,174
Inventories	98,403	136,923
Income taxes receivable	3,208	—
Prepaid expenses and other current assets	9,100	9,952
Deferred income taxes	13,320	13,094
Total current assets	267,697	248,358
Property, plant, and equipment, net	109,003	84,940
Other assets	584	1,085
Total assets	$377,284	$334,383
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$32,906	$27,745
Accrued employment costs	14,595	10,586
Other accrued liabilities	15,548	14,891
Income taxes payable	—	1,625
Total current liabilities	63,049	54,847
Deferred income taxes	5,297	4,643
Other long-term liabilities	24,467	19,746
Total liabilities	92,813	79,236
Shareholders’ equity:
Additional paid-in capital	80,992	78,153
Retained earnings	216,451	178,002
Accumulated other comprehensive loss	(15)	(1,008)
Treasury stock	(12,957)	—
Total shareholders’ equity	284,471	255,147
Total liabilities and shareholders’ equity	$377,284	$334,383

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net revenues	$152,629	$156,419	$508,990	$530,896
Cost of sales	72,587	73,784	239,981	238,684
Gross profit	80,042	82,635	269,009	292,212
Selling, general, and administrative expenses	54,693	52,540	208,675	201,231
Other income	584	1,168	3,736	4,776
Operating income	25,933	31,263	64,070	95,757
Interest expense, net	88	101	407	571
Income from continuing operations before income taxes	25,845	31,162	63,663	95,186
Income tax expense	8,502	11,258	22,828	35,057
Income from continuing operations	17,343	19,904	40,835	60,129
Loss from discontinued operations, net of taxes	—	(458)	$(2,386)	$(1,317)
Net income	$17,343	$19,446	$38,449	$58,812

Basic weighted-average shares outstanding	40,286	40,606	40,568	40,599
Diluted weighted-average shares outstanding	40,371	40,694	40,632	40,648
Net income (loss) per share - basic
Continuing operations	$0.43	$0.49	$1.01	$1.48
Discontinued operations	—	(0.01)	(0.06)	(0.03)
Net income	$0.43	$0.48	$0.95	$1.45
Net income (loss) per share - diluted
Continuing operations	$0.43	$0.49	$1.00	$1.48
Discontinued operations	—	(0.01)	(0.06)	(0.03)
Net income	$0.43	$0.48	$0.95	$1.45

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014
Cash flows from operating activities
Net income	$38,449	$58,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	15,216	15,104
Provision for doubtful accounts	(148)	(153)
Loss on disposal of property, plant, and equipment	21	29
Stock-based compensation	3,513	2,950
Deferred income taxes	428	(3,241)
Discontinued operations	996	—
Changes in assets and liabilities:
Accounts receivable	(2,052)	7,933
Inventories	38,520	(5,682)
Prepaid expenses and other assets	1,353	1,747
Accounts payable	2,873	12,892
Income taxes	(4,833)	(5,469)
Accrued and other liabilities	9,476	2,942
Net cash provided by operating activities	103,812	87,864
Cash flows from investing activities
Purchases of property, plant, and equipment	(37,128)	(22,862)
Net cash used in investing activities	(37,128)	(22,862)
Cash flows from financing activities
Payments on financial-institution debt	—	(45,000)
Borrowings on financial-institution debt	—	30,000
Tax withholdings for equity compensation	(674)	(412)
Repurchase of common stock	(12,841)	—
Other financing activities, net	(89)	99
Net cash used in financing activities	(13,604)	(15,313)
Effect of exchange rate changes on cash and cash equivalents	(3)	(77)
Net increase in cash and cash equivalents	53,077	49,612
Cash and cash equivalents, beginning of period	59,215	9,603
Cash and cash equivalents, end of period	$112,292	$59,215
Supplemental disclosure of cash-flow information
Income taxes paid	$25,957	$42,287
Interest paid	$275	$161
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock incurred but not yet paid	$116	$—
Property, plant, and equipment expenditures incurred but not yet paid	$2,172	$—

Vera Bradley, Inc.
Supplemental Statements of Income Fiscal 20151
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	May 3, 2014	August 2, 2014	November 1, 2014	January 31, 2015	January 31, 2015
Net revenues	$112,197	$118,960	$125,204	$152,629	$508,990
Cost of sales	52,442	55,516	59,436	72,587	239,981
Gross profit	59,755	63,444	65,768	80,042	269,009
Selling, general, and administrative expenses	50,045	50,663	53,274	54,693	208,675
Other income	1,577	465	1,110	584	3,736
Operating income from continuing operations	11,287	13,246	13,604	25,933	64,070
Interest expense, net	80	24	215	88	407
Income from continuing operations before income taxes	11,207	13,222	13,389	25,845	63,663
Income tax expense	4,330	5,328	4,668	8,502	22,828
Income from continuing operations	6,877	7,894	8,721	17,343	40,835
Discontinued operations, net of income taxes	(310)	(296)	(1,780)	—	(2,386)
Net income	$6,567	$7,598	$6,941	$17,343	$38,449
Basic weighted-average shares outstanding	40,639	40,686	40,663	40,286	40,568
Diluted weighted-average shares outstanding	40,725	40,719	40,716	40,371	40,632
Net income (loss) per share - basic
Continuing operations	$0.17	$0.19	$0.21	$0.43	$1.01
Discontinued operations	(0.01)	(0.01)	(0.04)	—	(0.06)
Net income	$0.16	$0.19	$0.17	$0.43	$0.95
Net income (loss) per share - diluted
Continuing operations	$0.17	$0.19	$0.21	$0.43	$1.00
Discontinued operations	(0.01)	(0.01)	(0.04)	—	(0.06)
Net income	$0.16	$0.19	$0.17	$0.43	$0.95

1On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. The supplemental schedule provided above recasts the Company's quarterly and annual income statements for fiscal 2015 to present the Japan results as discontinued operations.

Vera Bradley, Inc.
Supplemental Statements of Income Fiscal 20141
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	May 4, 2013	August 3, 2013	November 2, 2013	February 1, 2014	February 1, 2014
Net revenues	$121,559	$123,969	$128,949	$156,419	$530,896
Cost of sales	54,085	53,105	57,710	73,784	238,684
Gross profit	67,474	70,864	71,239	82,635	292,212
Selling, general, and administrative expenses	54,015	47,111	47,565	52,540	201,231
Other income	1,951	630	1,027	1,168	4,776
Operating income from continuing operations	15,410	24,383	24,701	31,263	95,757
Interest expense, net	204	127	139	101	571
Income from continuing operations before income taxes	15,206	24,256	24,562	31,162	95,186
Income tax expense	5,860	9,034	8,905	11,258	35,057
Income from continuing operations	9,346	15,222	15,657	19,904	60,129
Discontinued operations, net of income taxes	(157)	(271)	(431)	(458)	(1,317)
Net income	$9,189	$14,951	$15,226	$19,446	$58,812
Basic weighted-average shares outstanding	40,580	40,603	40,605	40,606	40,599
Diluted weighted-average shares outstanding	40,624	40,623	40,652	40,694	40,648
Net income (loss) per share - basic
Continuing operations	$0.23	$0.37	$0.39	$0.49	$1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
Net income	$0.23	$0.37	$0.37	$0.48	$1.45
Net income (loss) per share - diluted
Continuing operations	$0.23	$0.37	$0.39	$0.49	$1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
Net income	$0.23	$0.37	$0.37	$0.48	$1.45

1On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. The supplemental schedule provided above recasts the Company's quarterly and annual income statements for fiscal 2014 to present the Japan results as discontinued operations.